PURCHASE AND SALE AGREEMENT
PROVIDENCE ASSISTED LIVING FACILITIES

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made this 18th day of August, 2014 (the “Effective Date”), by and between GAHC3 DELTA VALLEY ALF PORTFOLIO, LLC, a Delaware limited liability company (“Buyer”), and the parties listed on Schedule 1 attached hereto (each seller party being referred to as a “Seller”, and two or more seller parties being referred to as “Seller” or “Sellers” as applicable).
RECITALS
A.    Each Seller is the owner of the property listed on Schedule 1 adjacent to the name of that Seller, the legal description of each property stated on Exhibit A, together with the Other Property Rights (defined below) associated therewith and the Improvements (defined below) constructed thereon. For drafting convenience, Schedule 1 establishes for each property a name for that property (e.g. “Batesville Property” and the “Cleveland Property”), which name is intended to refer to all of the Property (defined below) with respect thereto.
B.    Seller desires to sell the Property (as hereinafter defined), and Buyer desires to purchase the same from Seller, on and subject to the terms and conditions set forth in this Agreement.
AGREEMENT
FOR AND IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:
Section 1.Terms and Definitions: The terms listed below shall have the respective meaning given them as set forth adjacent to each term.
(a)    “Broker” shall mean Ziegler Investment Banking, acting as Seller’s agent.
(b)    “Closing” shall mean the consummation of the transaction contemplated herein, which shall occur on the Closing Date (defined below), subject to extension as expressly set forth in this Agreement. The Closing shall be held through the mail by delivery of the closing documents and other items required for Closing to the Title Insurer (defined below) on or prior to the Closing Date, or to such other place or manner as the parties hereto may mutually agree. Title Insurer shall be permitted to complete Closing based upon receipt of electronic copies of Closing documents, provided that the party delivering such electronic copy agrees in writing to provide originals within one (1) business day following the Closing Date.
(c)    “Closing Date” shall mean the day that is the later of (i) fifteen (15) days following the date Buyer shall have received all Regulatory Approvals (as defined in Section 10(c) below) and (ii) thirty (30) days after expiration of the Due Diligence Period (as defined herein). Buyer shall have a one-time right to extend the Closing for up to thirty (30) days upon delivery of written notice to Seller and delivery of the Additional Deposit (defined below) to the Title Insurer on or prior to the date scheduled for the Closing. Additionally, Buyer shall have the right to accelerate the Closing Date to an earlier date upon written notice to Seller, which notice may be sent by Buyer’s counsel to Seller’s counsel via email.
(d)     “Due Diligence Period” shall mean the period beginning upon the date a fully executed original of this Agreement is delivered to Buyer and extending until the end of the day that is forty-five (45) days thereafter or, if later, the day that is forty-five (45) days after the date on which Seller delivers to Buyer all of the Primary Diligence Materials (as said term is defined below).
(e)    “Earnest Money” shall mean the Initial Deposit and, if paid, the Additional Deposit, (together with all interest accrued thereon). The “Initial Deposit” shall mean the sum of Three Hundred Fifty Thousand and No/100 ($350,000.00). The “Additional Deposit” shall mean the sum of Two Hundred Thousand and No/100 ($200,000.00). Buyer shall deliver the Initial Deposit into escrow with Title Insurer within three (3) business days after the latter of (i) receipt of the Primary Diligence Materials and (ii) the execution and delivery to both parties of this Agreement. The Initial Deposit and, if paid, the Additional Deposit, shall be applied as part payment of the Purchase Price at Closing, or disbursed as agreed upon in accordance with the terms of this Agreement. Upon the expiration of the Due Diligence Period, all monies on deposit shall become nonrefundable, except for a default by Seller or the failure of a condition precedent to Buyer’s obligation to Closing, or as otherwise set forth herein.
(f)    “Master Lease” shall mean a Master Lease to be entered into between Buyer (or the affiliated assignees of Buyer formed for the purpose of acquiring title to the Real Property, as permitted by the terms of this Agreement) and Tenant on the Closing Date (the “Master Lease”), the form of which is attached hereto as Exhibit F.
(g)     “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, is a material adverse change in, or a material adverse effect upon, any of the financial condition, operations, business or properties of Seller, Tenant or an Operating Subtenant which is reasonably likely to result in the inability of (A) Seller to perform its obligations under this Agreement, (B) Tenant to perform its obligations under the Master Lease and/or (C) an Operating Subtenant to perform its obligations under an Operating Sublease.
(h)    “Operating Subleases” shall mean the three (3) sublease agreements between Tenant, as sublandlord, and each of the Operating Subtenants (defined below). Each Operating Sublease shall be prepared by Buyer and shall be substantially similar to the Master Lease in form and substance, and shall be acceptable to Buyer in its reasonable discretion.
(i)    “Operating Subtenant” shall mean each licensed tenant operator of any portion of the Property as of the Effective Date, which shall continue to occupy and operate the applicable portion of the Property pursuant to the Operating Sublease relating to same. The

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Operating Subtenant of the Batesville Property shall be Providence PCC of Batesville, a Mississippi limited liability company; and the Operating Subtenant of the Cleveland Property shall be Cleveland PCH Residential Living, LLC, a Mississippi limited liability company. Buyer shall have the right to approve the ownership and control of Operating Subtenant as of Closing.
(j)     “Other Property Rights” shall mean all gores, strips, easements, licenses, rights tenements, hereditaments, privileges and appurtenances relating to the Real Property (defined below), and all of Seller’s right, title and interest (whether existing now or hereinafter acquired) in and to any adjacent or abutting lands lying in the beds of streets or roads, whether open, proposed or vacated.
(k)     “Property” shall mean all of the following:
(i)    each parcel of land described on Exhibit A, together with the Other Property Rights with respect to each (collectively, the “Land”);
(ii)    all buildings, facilities and other improvements located on the Land, including, without limitation, all fixtures, fittings and components thereof (such as any and all elevators, partitions, ducts, motors, compressors, and the heating, ventilating, air conditioning, plumbing, sprinkling, drainage, lighting, gas, electrical and all other systems located therein) (collectively, the “Improvements”, and together with the Land, the “Real Property”);
(iii)    all right, title and interest of Seller, if any, to any unpaid award for (A) any taking or condemnation of the Real Property or any portion thereof, or (B) any damage to the Real Property by reason of a change of grade of any street or highway (collectively, the “Awards”);
(iv)    all right, title and interest of Seller in and to the Property Diligence Materials (defined below); and
(v)    all right, title and interest of Seller in and to the intangible property used in connection with the foregoing, including, without limitation, any and all certificates of occupancy and other permits, licenses and certificates, certificates of need or bed rights to the extent assignable and owned or held by Seller or otherwise required by a landlord for the lease to a tenant of the operation of the business and delivery of healthcare services at the Real Property, and, to the extent assignable, all warranties, guaranties and other assurances of performance pertaining to the Real Property, all surveys, drawings, plans, specifications, diagrams, reports, environmental assessments and other architectural or engineering work product, (collectively, the “Intangible Property”).
(vi)    except for the Excluded Property (as defined below), which Seller will not convey to Buyer at Closing, all tangible personal property owned by Seller and used in connection with the Property (the “Tangible Personal Property”). The definition of Property shall not include any diagnostic medical equipment, machinery, vehicles, computer hardware or software, or supplies and inventory owned by Seller and used or consumed in Seller’s business,

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or any items furnished to Seller under contracts of service, sale or lease (collectively, “Excluded Property”);
(l)    “Purchase Price” shall mean the sum of Thirteen Million Three Hundred Forty-Five Thousand and 00/100 Dollars ($13,345,000.00), payable in cash at Closing. Prior to the expiration of the Due Diligence Period, Buyer will notify Seller in writing of the allocation of the Purchase Price among the Real Property and the remaining Property being acquired, and such allocation shall be subject to Seller’s reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed. Seller and Buyer agree to file federal, state and local tax returns consistent with such allocations agreed upon between the parties. If Buyer and Seller cannot agree upon such allocation of the Purchase Price, each party shall file federal, state and local returns based on each party’s own determination of the proper allocations of the Purchase Price, each bearing its own consequences of any discrepancies.
(m)    “Tenant” shall mean the single, special purpose entity formed to be the tenant under the Master Lease and the landlord under each of the Operating Subleases. Buyer shall have the right to approve the ownership and control of Tenant as of Closing.
(n)    “Title Insurer” shall mean First American Title Insurance Company, whose notice address shall be as follows, except as may be changed pursuant to the Notice section herein:
First American Title Insurance Company
National Commercial Services
777 South Figueroa Street, Fourth Floor,
Los Angeles, CA 90017
Attn: Brian M. Serikaku
Senior Commercial Escrow Officer
Tel. No.: 213-271-1774
e-fax: 887-398-1603
e-mail: bmserikaku@firstam.com
(o)    “Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:
c/o Providence Management, LLC
317 Heritage Drive, Suite 7A
Oxford, MS  38655
Attn.: Stephen Downing
Tel. No.: 662- 234-0100
Email: sdowningus@yahoo.com

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(p)    “Buyer’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:
Griffin-American Healthcare REIT III, Inc.
18191 Von Karman Avenue
Suite 300
Irvine, CA 92612
Attn.: Stefan Oh
Email: soh@ahinvestors.com

With a required copy to:
Steven A. Kaye, Esq.
Arnall Golden Gregory LLP
171 17th Street, NW, Suite 2100
Atlanta, GA 30363
Fax No.: 404-873-8101
Email: steven.kaye@agg.com
Section 2.    Proration of Expenses and Payment of Costs and Recording Fees. Seller and Buyer agree that all utility charges, real estate taxes, assessments and any assumed liabilities shall be prorated on a calendar-year basis as of the date of Closing, however Buyer’s obligation to pay its share of such amounts shall be subject to the obligation of Tenant under the Master Lease. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year, Seller and Buyer promptly shall adjust the proration of such taxes and special assessments, and Seller or Buyer, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the Deed delivered hereunder but shall survive the Closing. Seller shall be responsible for the payment of all municipal license taxes payable during the calendar year in which the Closing occurs and corresponding to any period prior to the Closing Date, and the Master Lease shall require that Tenant pay all such amounts from and after the Closing Date. Seller shall pay all fees (including defeasance fees), charges and expenses imposed or assessed in connection with the payoff or prepayment of all loans secured by a deed of trust encumbering the Property. Buyer and Seller shall each pay their own attorney’s fees related to the preparation of this Agreement and, except as otherwise provided herein, all documents required to settle the transaction contemplated hereby. Except as otherwise provided herein, Buyer shall pay (i) all costs associated with its investigation of the Property, including the cost of appraisals, architectural, engineering, credit and environmental reports; (ii) the cost of any endorsements to the owner’s title insurance policy to be issued to Buyer; (iii) the costs of the premium and related charges for a lender’s title insurance policy, together with any endorsements to the lender’s title insurance policy; (iv) all recordation fees; and (v) one-half of all escrow and closing fees charged by the Title Insurer. Seller shall pay (1) the costs of the title search and the owner’s extended coverage title insurance premiums, (2) all transfer, assumption or waiver fees associated with

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any association, declarant or easement holder that holds any right in any portion of the Property; and (3) one-half of all escrow and closing fees charged by the Title Insurer. The parties believe that there is no transfer tax and documentary stamp tax in Mississippi, however if any such taxes should apply, they shall be paid by Seller. Any and all other purchase and sale closing costs shall be paid in accordance with the custom of the local jurisdiction in which the Property is located.
Section 3.    Sale of Property. Seller hereby agrees to sell, transfer and convey the Property to Buyer, and Buyer hereby agrees to purchase and accept the Property from Seller, in each case for the Purchase Price and on and subject to the other terms and conditions set forth in this Agreement.
Section 4.    Payment of Purchase Price. Buyer shall pay the Purchase Price, subject to the credit for the Earnest Money, and further subject to the Closing adjustments expressly allocated under the terms of this Agreement, in accordance with all the terms and conditions of this Agreement. Buyer shall pay the Purchase Price by wire transfer of immediately available federal funds to the Title Insurer on the morning of Closing, and Title Insurer shall disburse all funds it receives from the parties in connection with the Closing.
Section 5.    Title. At Closing, Seller agrees to convey to Buyer fee simple marketable title to the Real Property by general warranty deed in form and substance reasonably acceptable to Buyer, free and clear of all liens, defects of title, conditions, easements, restrictions, and encumbrances of record except for (i) taxes for the current year and subsequent years not yet due and payable (subject to apportionment as provided elsewhere in this Agreement); (ii) existing zoning laws, ordinances and regulations and other laws, ordinances and regulations respecting the use, occupancy and operation of the Property; and (iii) other conditions, easements, restrictions, and encumbrances of record and exceptions set forth in the Title Report (as defined below) or on a survey of the Property, or as identified by Buyer as an Objection (as defined in Section 6(a)) and which Seller does not agree to cure under Section 6(a) herein and in which Buyer waives as an Objection pursuant to said Section 6(a) (collectively, the “Permitted Exceptions”).
Section 6.    Examination of Property. Seller and Buyer hereby agree as follows:
(a)    Title Examination. Buyer shall order a title report or commitment for title insurance (the “Title Report”) from the Title Insurer promptly after the Effective Date. Seller shall deliver a copy of its most recent ALTA survey (which shall be certified), within two (2) business days after the Effective Date, which Buyer shall have the right to have updated and revised to incorporate Buyer’s survey requirements. Before the expiration of the Due Diligence Period, Buyer may furnish to Seller a copy of Buyer’s Title Report and survey, together with a statement specifying any defects in title and/or the survey (the “Objections”). Seller shall notify Buyer within ten (10) days after receipt of the Objections whether Seller will cure the Objections. If Seller does not respond within said ten (10) day period, Seller shall be deemed to have elected to not cure the Objections. If Seller does not agree (or is deemed to not agree) to cure the Objections, Buyer shall have the right, by notice given to Seller and Title Insurer within ten (10) days after receipt of Seller’s notice (or within ten (10) days of the expiration of Seller’s ten (10) day response period, if Seller does not respond), either to (a) waive the Objections and

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close title without abatement or reduction of the Purchase Price, or (b) terminate this Agreement and obtain a refund of the Earnest Money. If Buyer fails to deliver the Objections to Seller within the Due Diligence Period, then Buyer shall be deemed to have elected to waive its right to make Objections. If Buyer elects to terminate this Agreement by notice given to Seller or is deemed to have terminated this Agreement, the Earnest Money shall be immediately returned to Buyer, and upon such return, except as expressly provided herein, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void. Notwithstanding the foregoing, Seller shall be solely responsible for the payment or other satisfaction and discharge of record at or before the Closing of all liens and encumbrances against the Property and objected to by Buyer which can be removed by the payment of a fixed and ascertainable sum of money. In the event Seller fails or refuses to cure monetary liens or encumbrances against the Property, Buyer may, but is not obligated to, elect to satisfy such monetary liens or encumbrances and deduct the costs of the cure from the Purchase Price.
Notwithstanding any provision of this Agreement to the contrary, following the Effective Date of this Agreement, Seller shall not create, place, grant, convey, or otherwise voluntarily cause or otherwise consent to any liens, encumbrances or restrictions affecting the Real Property, or any part thereof, to be created, suffered to be placed or recorded against the title to the Real Property, nor will Seller during said period convey any interest in the Property to anyone other than Buyer without Buyer’s prior written consent, which consent Buyer may withhold in its absolute discretion. At Closing, Seller will cause the Real Property to be released or otherwise discharged from any lien securing the payment of a sum certain which has been voluntarily created by, or with the consent of, Seller or will bond over said lien to the reasonable satisfaction of Buyer and Buyer’s title insurance company sufficient to cause said company to insure over said lien.
Any exceptions to title to the Real Property that arise between the Effective Date of the title commitment obtained by Buyer and the Closing are referred to herein as “New Defects.” Buyer may notify Seller in writing (the “Gap Notice”) of any New Defect (a) raised by the Title Insurer between the Effective Date of the Title Commitment and the Closing (the “Gap”), and (b) not otherwise known to Buyer prior to the Effective Date of the Title Commitment; provided that Buyer must notify Seller of such objection to title within two (2) business days of being made aware of the existence of such exceptions. If Buyer sends a Gap Notice to Seller, Buyer and Seller shall have the same rights and obligations with respect to such notice as exist in Section 5(a) of this Agreement with respect to the Objection Notice.
(b)    Examination. Within three (3) business days following execution of this Agreement, Seller shall provide to Buyer copies of the following documents and materials pertaining to the Property to the extent within Seller’s possession or readily obtainable by Seller: all items specified on Exhibit B attached hereto (the “Primary Diligence Materials”). Additionally, promptly following execution of this Agreement, Seller shall provide to Buyer all of the following to the extent not duplicative of the Primary Diligence Materials (the “Additional Diligence Materials”, together with the Primary Diligence Materials, the “Property Diligence Materials”): all contracts, subcontracts or agreements affecting the Property (the “Contracts”); title commitment/policy; title exceptions; ALTA survey; site plans and specifications; architectural plans, environmental/hazardous material reports, records, studies, inspections,

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assessments, investigations, sampling results and analyses; environmental remediation, monitoring and compliance documentation and permits; environmental notices of noncompliance, violation and penalty; environmental corrective action orders and directives, consent orders, settlement agreements, consent agreements and requests for information; public notices and advertisements regarding the presence, release or threat of a release of Hazardous Substances (as such term is defined in Section 11(o) of this Agreement) at, on, under, to, from or about the Property; all correspondence to or from a third party or a governmental agency regarding a query, any claim or demand related to the environmental condition of the Property or the presence, release or threat of a release of any Hazardous Substances at, on, under, to, from or about the Property; structural reports; soils reports; governmental permits/approvals; zoning information; copies of tax bills; condemnation notices; operating expense information and reports; and utility letters and copies of all correspondence related to the existing leases, plans and specification for the Improvements, and all items specified on Exhibit B attached hereto, and any other documents relating to the Property reasonably requested by Buyer. If such items are not available to or in the possession or control of Seller as of the Effective Date, then Seller shall provide same to Buyer within three (3) business days after acquiring same. All such due diligence items shall be sent to Buyer at the address set forth in Section 1(n), to the attention of Phil Han. Additionally, during the term of this Agreement, Buyer, its employees, contractors, agents and designees, shall have the right to enter the Real Property for the purposes of inspecting and testing the same, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other interviews, investigations and inspections as Buyer may reasonably require to assess the condition and suitability of the Property; provided, however, that such activities by or on behalf of Buyer on the Property shall not materially interfere with the conduct of business at the Property; and provided further, however, that Buyer shall indemnify and hold Seller harmless from and against any and all claims or damages to the extent directly resulting from the activities of Buyer on the Property (but not claims or damages arising out of the findings of such activities), and Buyer shall repair any and all damage caused, in whole or in part, by Buyer and return the Property to its condition prior to such damage, which obligation shall survive Closing or any termination of this Agreement. Seller shall reasonably cooperate with the efforts of Buyer and the Buyer’s representatives to inspect the Property. After the Effective Date, Buyer shall be permitted to speak and meet with any tenant of the Property in connection with Buyer’s due diligence. Buyer shall give Seller reasonable notice before entering the Property, and Seller may have a representative present during any and all examinations, inspections and/or studies on the Property.
Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Due Diligence Period, in which event this Agreement shall become null and void, whereupon Title Insurer shall refund the Earnest Money to Buyer (which obligation and right shall survive such termination), and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein. If Buyer does not so terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer conclusively shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 6(b).
The parties hereto acknowledge that Buyer may expend material sums of money in

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reliance on Seller’s obligations under this Agreement in connection with negotiating and executing this Agreement, furnishing the Earnest Money, conducting the inspections contemplated by this Section and preparing for Closing, and that Buyer would not have entered into this Agreement without the availability of the Diligence Period. Therefore, the parties agree that adequate consideration exists to support Seller’s obligations hereunder even before expiration of the Diligence Period. Notwithstanding anything to the contrary contained herein, the effect of any representations or warranties made by Seller in this Agreement shall not be diminished by any inspections, tests, or investigations made by Buyer.
Section 7.    Risk of Loss/Condemnation. Upon an occurrence of a casualty, condemnation or taking, Seller shall notify Buyer in writing of same. Until Closing, the risk of loss or damage to the Property shall be borne by Seller. In the event all or any portion of the Property is damaged in any casualty or condemned or taken, Buyer may elect to terminate this Agreement by providing written notice of such termination to Seller within ten (10) business days after Buyer’s receipt of notice of such condemnation, taking or damage, upon which termination the Earnest Money shall be returned to the Buyer and neither party hereto shall have any further rights, obligations or liabilities under this Agreement except as otherwise expressly set forth herein. With respect to any condemnation or taking (or any notice thereof), if Buyer does not elect to cancel this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards. With respect to a casualty, if Buyer does not elect to terminate this Agreement or does not have the right to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the proceeds under Seller’s insurance policies covering such Property with respect to such damage or destruction (or pay to Buyer any such proceeds received prior to Closing) and pay to Buyer the amount of any deductible with respect thereto, and Buyer shall be entitled to receive and keep any monies received from such insurance policies.
Section 8.    Earnest Money Disbursement. The Earnest Money shall be held by the Title Insurer, in trust, and disposed of only in accordance with the following provisions:
(a)    Upon receipt of the Earnest Money, Title Insurer shall deliver to Seller and Buyer written notice confirming Title Insurer’s receipt of the Earnest Money, the date on which Title Insurer received the Earnest Money and that the Earnest Money has been deposited as required by this Agreement. The Title Insurer shall invest the Earnest Money in a money market account reasonably satisfactory to Buyer, and shall promptly provide Buyer and Seller with confirmation of the investments made.
(b)    If the Closing occurs, the Title Insurer shall deliver the Earnest Money to Seller together with all accrued interest thereon at Closing and the same shall be credited against the Purchase Price. If for any reason the Closing does not occur, the Title Insurer shall deliver the Earnest Money together with all accrued interest thereon to Seller or Buyer only upon receipt of a written demand therefor from such party, except where this paragraph expressly provides for notice only from Buyer. Subject to the last sentence of this clause (b), if for any reason the Closing does not occur and either party makes a written demand (the “Demand”) upon the Title Insurer for payment of the Earnest Money, the Title Insurer shall give written notice to the other

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party of the Demand within one business day after receipt of the Demand. If the Title Insurer does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice by Title Insurer, the Title Insurer is hereby authorized to make the payment set forth in the Demand. If the Title Insurer does receive such written objection within such period, the Title Insurer shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court. Notwithstanding the foregoing provisions of this clause (b) if Buyer delivers a notice to Title Insurer stating that Buyer has terminated this Agreement on or prior to the expiration of the Due Diligence Period, then Title Insurer shall immediately return the Earnest Money to Buyer without the necessity of delivering any notice to, or receiving any notice from Seller, and Title Insurer shall do so notwithstanding any objection by Seller.
(c)    The parties acknowledge that the Title Insurer is acting solely as a stakeholder at their request and for their convenience, that the Title Insurer shall not be deemed to be the agent of either of the parties, and that the Title Insurer shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Title Insurer’s mistake of law respecting the Title Insurer scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Title Insurer harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Title Insurer’s duties hereunder, except with respect to actions or omissions taken or made by the Title Insurer in bad faith, in disregard of this Agreement or involving negligence on the part of the Title Insurer. The Title Insurer has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Title Insurer has received and shall hold the Earnest Money in escrow, and shall disburse the Earnest Money pursuant to the provisions of this Section 8.
(d)    Buyer and Seller, together, shall have the right to terminate the appointment of Title Insurer hereunder by giving to it notice of such termination, specifying the date upon which such termination shall take effect and designating a replacement Title Insurer, who shall sign a counterpart of this Agreement. Upon demand of such successor Title Insurer, the Earnest Money shall be turned over and delivered to such successor Title Insurer, who shall thereupon be bound by all of the provisions hereof. Title Insurer may resign at will and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect; provided, however, that (i) prior to such resignation a substitute escrow agent is approved in writing by Seller and Buyer, which approval shall not be unreasonably withheld or delayed, or (ii) Title Insurer shall deposit the Earnest Money with a court of competent jurisdiction. After such resignation, Title Insurer shall have no further duties or liability hereunder.
Section 9.    Default
(a)    If Buyer defaults in any of its obligations undertaken in this Agreement or in that certain Closing Agreement to be dated on or about the date hereof between Providence Ventures, LLC, a Mississippi limited liability company (“Providence”) and Buyer relating to the acquisition of the property located at 2175 Orchard Street, Springdale, Arkansas, as

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contemplated by that certain Asset Purchase Agreement dated as of May 5, 2014, as amended, as referenced therein (the “Closing Agreement”), and should such default continue for a period of ten (10) business days after the date on which Buyer receives Seller’s written notice of default, then Seller shall be entitled to, as its sole and exclusive remedy, to either: (i) if Buyer is willing to proceed with Closing, waive such default and proceed to Closing in accordance with the terms and provisions hereof; or (ii) declare this Agreement to be terminated, in which event Seller shall be entitled to receive all of the Earnest Money as liquidated damages as and for Seller’s sole and exclusive remedy. Upon such termination, neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein. Seller and Buyer agree that (a) actual damages due to Buyer’s default hereunder would be difficult and inconvenient to ascertain and that such amount is not a penalty and is fair and reasonable in light of all relevant circumstances, (b) the amount specified as liquidated damages is not disproportionate to the damages that would be suffered and the costs that would be incurred by Seller as a result of having withdrawn the Properties from the market, and (c) Buyer desires to limit its liability under this Agreement to the amount of the Earnest Money paid in the event Buyer fails to complete Closing. Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer. In no event under this Section or otherwise shall Buyer be liable to Seller for any punitive, speculative or consequential damages.
(b)    If Seller defaults in the performance of its obligations hereunder, or if Providence defaults in the performance of its obligations under the Closing Agreement, and should such default continue for a period of ten (10) business days after the date on which Seller and Providence receives Buyer’s written notice of default, then Buyer may, either waive such default and proceed to Closing in accordance with the terms and provisions hereof or may in its sole discretion elect to (i) terminate this Agreement, whereupon Title Insurer shall return the Earnest Money to Buyer and Seller shall pay to Buyer all of the out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement, including without limitation Buyer’s reasonable attorneys’ fees and expenses (which obligations shall survive such termination), which return and payment shall operate to terminate this Agreement and release Seller and Buyer from any and all liability hereunder, except those which are specifically stated herein to survive any termination hereof, and terminate the Closing Agreement, (ii) enforce specific performance of Seller’s obligations hereunder and under the Closing Agreement, or (iii) by notice to Seller given on or before the Closing Date, extend the Closing Date hereunder and under the Closing Agreement for a period of up to thirty (30) days to permit Seller to remedy any such default, and if such extension is given and Seller’s default continues, Buyer shall continue to have all rights and remedies stated herein, at law or in equity. Notwithstanding the foregoing, in the event of a willful or intentional default of Seller hereunder, Buyer shall, in addition to the foregoing remedies, be permitted to pursue any and all rights and remedies available to Buyer at law or in equity. Buyer may exercise the foregoing remedies with respect to all of the Properties or anyone of the Properties.
Section 10.    Closing. The Closing shall consist of the execution and delivery of documents by Seller and Buyer, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement. It is expected that the parties will not attend Closing and instead will utilize an escrow with Title Insurer. Seller shall prepare

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and deliver to Buyer no later than three (3) business days prior to the Closing Date a statement which shall set forth an estimate of all costs payable, and the pro-rations and credits provided for in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this Section. If the pro-rations and credits made under the Closing statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date or, if later, the close of an applicable real estate tax cycle which determines the amount of real estate taxes applicable to this pro-ration, and if a party fails to request an adjustment to the Closing statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing statement that such party desires to adjust and the reasons for such adjustment), then the pro-rations and credits set forth in the Closing statement shall be binding and conclusive against such party.
(a)     Seller Deliverables: Seller shall deliver to Title Insurer at least two (2) business days prior to the Closing Date (or on such other date specified below) the following executed documents, each to be provided separately for each of the Properties being acquired, all in form and substance reasonably satisfactory to Buyer and, as appropriate, executed by Seller (and/or, where appropriate, the Operating Subtenant and other named parties) and acknowledged or notarized:
(1)    One (1) original of a general warranty deed conveying each parcel of the Real Property to Buyer, subject only to the Permitted Exceptions;
(2)    if the legal description of the Land set forth on the survey obtained by Buyer (the “Survey Description”) differs from the legal description of the Land set forth on the deed by which Seller acquired title, two (2) originals of a quit claim deed conveying the Real Property to Buyer utilizing the Survey Description;
(3)     four (4) originals of the Master Lease and each Operating Sublease, together with letter of credit, security deposit, guaranties and other documents or security required thereby, including, without limitation, the guaranty of the Master Lease by each Guarantor (as defined in the Master Lease) and Secondary Guarantor (as defined in the Mater Lease) in the form attached to Master Lease and (B) the guaranty of the Master Lease by each of the Operating Subtenants in the same form as the guaranty referenced in clause (A) of this paragraph, limited to the obligations relating to the Operating Subtenant’s subleased premises and the rent payable under the Operating Sublease;
(4)    Two (2) originals of a subordination of the Management Agreement, if any, as such term is defined in the Master Lease;
(5)    as required by the Master Lease, an inter-creditor and subordination agreement by and among the applicable Buyer, Tenant, Operating Subtenant, and Operating Subtenant’s agents and lenders (the “Inter-creditor Agreement”), if applicable, in form and substance acceptable to Buyer, Seller and Seller’s agents and lenders;

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(6)    Intentionally Omitted;
(7)    two (2) originals of the Bill of Sale in the form of Exhibit C attached hereto from Seller to Buyer conveying the Tangible Personal Property and Property Diligence Materials;
(8)    two (2) originals of an Assignment of Intangible Property in the form of Exhibit D attached hereto;
(9)    two (2) originals of a Security Agreement in the form of Exhibit E attached hereto and in substance reasonably acceptable to Buyer and Tenant, executed by Tenant/each Operating Subtenant pursuant to which the Tenant/each Operating Subtenant grants to Buyer a security interest in all of the Landlord Lien Collateral, as said term is defined by the Master Lease, tangible and intangible property, including its rights under Regulatory Approvals (defined herein);
(10)     original UCC-1 financing statements, as required by Buyer, to be filed to perfect the lien rights granted in the Security Agreement referred to above;
(11)    two (2) originals of a settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;
(12)    all transfer tax statements, declarations and filings as may be necessary, appropriate or required by local practice for purposes of recordation of the deed;
(13)    an original good standing certificate for Seller, Tenant, the Operating Subtenants and any guarantor of the Master Lease; and an original resolution of Seller authorizing the sale of the Property to Buyer, of Tenant authorizing the execution and delivery of the Master Lease, of the Operating Subtenants authorizing the execution and delivery of the Operating Subleases, and of any guarantor of the Master Lease authorizing the execution and delivery of such guaranty, together with an incumbency certificate for the officers signing this Agreement and such instruments as may be reasonably required by Buyer;
(14)    keys and combinations to all locks located in the Improvements;
(15)     to the extent not previously delivered to Buyer, but only to the extent within Seller’s possession or reasonable control, originals of the Property Diligence Materials and warranties issued to Seller in connection with the construction of the Improvements (it being agreed that in the event such warranties are not assignable to Buyer, Seller shall have such warranties re-issued to Buyer or Tenant, as requested by Buyer); copies of all books and records applicable to the Property which are identified by Buyer by written notice to Seller and reasonably necessary for the orderly transition of operation of the Property; and readable electronic copies thereof in Microsoft Word or other similar format;

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(16)    an original certificate as may be required by the Internal Revenue Service pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto (the “Code”), certifying the non-foreign status of Seller;
(17)    such original affidavits or other instruments as the Title Insurer shall require in order to issue policies of title insurance (i) free of any exceptions for unfiled mechanics’ or materialmen’s liens for work performed prior to Closing, (ii) free from the claim of parties in possession other than the Tenant, and (iii) providing for such other customary matters as Title Insurer shall request;
(18)    such original documentation from Broker as may be reasonably required to evidence the satisfaction or waiver, and release, of all liens that Broker may have in connection with a claim for commissions or other compensation due to the Closing of the transaction contemplated by this Agreement, and in form and substance reasonably acceptable to Title Insurer and which will permit Title Insurer to issue its title insurance policy to Buyer without exception for and insuring against such Broker claims.
(19)    Two (2) original re-certifications by Seller of the representations and warranties of Seller made under this Agreement;
(20)    An original written waiver of rights, in form and substance reasonably acceptable to Buyer, from each party having a right or option to purchase the Property (or any portion thereof) from Seller;
(21)    a certificate of insurance or other evidence reasonably satisfactory to Buyer memorializing and confirming that Tenant is then and the Operating Subtenants are maintaining policies of insurance of the types and in the amounts required by the Master Lease, in the form required by the Master Lease;
(22)    Two (2) originals of an escrow agreement in form satisfactory to Buyer with respect to the repairs identified on Schedule 11(j) attached hereto;
(23)    such other instruments as are reasonably required by Title Insurer to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.
Each of the above items shall be provided separately for each of the Properties being acquired. Each of Seller and Purchaser shall provide the number of duplicate originals of the documents referenced above as the other party may reasonably request. Additionally, at the request of a party’s counsel, in advance of Closing, attorneys for the parties shall exchange electronic copies of executed Closing documents (to be held in trust pending Closing) to enable counsel to confirm that all required Closing documents have been executed and delivered.
(b)    Delivery by Buyer.    Buyer shall deliver to Title Insurer on or before the Closing Date the following executed documents and items, each to be provided separately for each of the Properties being acquired, all in form and substance reasonably satisfactory to Seller and, as appropriate, executed by Buyer and acknowledged or notarized:

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(1)    the Purchase Price, as required by this Agreement;
(2)    two (2) originals of a settlement statement setting forth the Purchase Price, all pro-rations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;
(3)    any documents, instruments, data, records, correspondence, agreements or other items called for under this Agreement which have not previously been delivered by Buyer; and
(4)    such other instruments as are reasonably required by Title Insurer to close the escrow and consummate the purchase of the Property in accordance with the terms hereof, provided such instrument does not impose an obligation or liability in excess of that otherwise required by this Agreement.
At Closing, Buyer shall instruct the Title Insurer to deliver the Earnest Money to Seller which shall be applied to the Purchase Price, shall deliver the balance of the Purchase Price to Seller and shall execute and deliver original execution counterparts of the Closing documents referenced above to be executed by Buyer.
(n)    Regulatory Approvals. In addition to the obligations required to be performed hereunder by the parties at Closing, each of the parties shall perform such other acts, and shall execute, acknowledge and deliver, prior to, at or subsequent to Closing, such other applications, notices, instruments, documents and other materials as the other may reasonably request (as reasonably determined by the requesting party or its counsel) or that may be required in order to effect the consummation of the transactions contemplated hereby, to lawfully vest title to the Property in Buyer and to allow Buyer to lawfully continue to operate the ongoing business at the Property. The foregoing shall include, without limitation, those actions and items required by all environmental permits and all Health Care Regulatory Agencies (defined below) having jurisdiction over the Property, the ownership, operation, maintenance, management, use, regulation, development, expansion or construction thereof, the provision of health care services thereon, the reimbursement of health care costs relating thereto, or which grant, issue or regulate any licenses, permits, accreditations, provider numbers, approvals, qualifications, certifications, and other authorizations granted by any Health Care Regulatory Agency or other governmental authority, accreditation organization or Third Party Payor (defined below) relating to or affecting the Property, the establishment, construction, ownership, operation, maintenance, management, use, regulation, development, expansion or construction thereof, the provision of health care services thereon, and/or the reimbursement of healthcare costs relating thereto (collectively, the foregoing being referred to herein as the “Regulatory Approvals”). Each party shall proceed with diligence and in cooperation with the other party to obtain the Regulatory Approvals at the earliest possible opportunity. As used in this paragraph, the term (i) “Health Care Regulatory Agency” shall mean all agencies, boards, authorities, bodies, accreditation organizations and governmental authorities with jurisdiction over the Regulatory Approvals, including, without limitation, the Mississippi State Department of Public Health (“MDPH”), the Health Planning and Resource Development Division of the MDPH, the Bureau of Health Facilities Licensure & Certification division of the MDPH, Mississippi Division of Medicaid and/or Mississippi Medicaid Provider Enrollment; and (ii) the term “Third Party Payor” shall mean Medicare,

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Medicaid, Tricare, Veteran’s Administration, commercial and private insurers, managed care company, employee assistance programs, HMOs, preferred provider organizations and any other governmental, commercial, or other organization which maintains a healthcare reimbursement program or policy. This paragraph and the obligations of the parties hereunder shall survive the Closing.
Section 11.    Representations by Seller. For the purpose of inducing Buyer to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Seller makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date, which shall survive the Closing for a period of one (1) year.
(a)    Seller is duly organized, validly existing and in good standing under the laws of its state of organization, and (if different than the state of organization) the State in which the Property is located. Seller is authorized to consummate the transaction set forth herein and fulfill all of its respective obligations hereunder and under all closing documents to be executed by Seller, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder. Neither the execution and delivery of this Agreement and all closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any applicable municipal, county, state and federal laws, ordinances, regulations, statutes, administrative rulings or restrictive covenants (“Laws”) or any provision of the organizational documents of or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound;
(b)    Seller, alone, has, and at Closing hereunder will convey and transfer to Buyer, indefeasible, good and marketable legal and equitable fee simple title to the Real Property as a single contiguous parcel, free and clear of all mortgages, deeds of trust, liens, claims, judgments, encumbrances, ground rents, leases, tenancies, licenses, security interests, covenants, conditions, restrictions, rights of way, easements, encroachments and any other matters affecting title, except only the Permitted Exceptions;
(c)    Except as otherwise provided on Schedule 11(c), Seller has not received any written notice of any threatened, current or pending litigation, action, proceeding (including municipal, health, administrative, or condemnation proceedings), tax appeals (or other similar proceedings challenging or seeking to reduce the assessed valuation of the Real Property) or environmental investigations against Seller, any tenant or an Operating Subtenant, the Property or in connection with the business operated at the Real Property. Notwithstanding any provision in this Agreement to the contrary, the disclosure of current or pending litigation shall in no way release Seller or the current operators of the Premises from responsibility for any such claims, and Buyer shall in no way be deemed to have assumed responsibility for any such claims, either by virtue of receipt of such notice or the occurrence of the Closing; and
(d)    Permanent certificates of occupancy and all other licenses, permits, authorizations, consents, approvals and other grants of authority required by all governmental or quasi-governmental authorities having jurisdiction, including but not limited to Regulatory Approvals by all applicable Health Care Regulatory Agency and Third Party Payor, and the requisite certificates of the local board of fire underwriters (or other body exercising similar

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functions), if any, have been, or as of Closing will have been, issued for the Improvements which are a part of the Property, and for the full functioning and operation of the Property and the operation of an assisted living facility thereon, have been paid for in full, and are, or as of Closing will be, in full force and effect. Without limiting the generality of the foregoing:
(i)    Each facility operated on the Property (a “Facility”) is duly licensed as required under applicable laws. The licensed bed capacity of each Facility is as set forth on Schedule 2. No application has been filed to reduce the number of licensed or certified beds of such Facility, to move or transfer the right to any and all of the licensed or certified beds of such Facility to any other location, or to amend or otherwise change such Facility’s authorized bed capacity and/or the number of approved beds, and there are no proceedings or actions pending or, to Seller’s knowledge, contemplated to reduce the number of licensed or certified beds of such Facility.
(ii)    Tenant, each Operating Subtenant and the operation of each Facility are in material compliance with all applicable laws, Health Care Licenses and requirements of Health Care Regulatory Agencies and other governmental authorities having jurisdiction over the operation of such Facility, including, (i) staffing requirements, (ii) health and fire safety codes and standards, including quality and safety standards, (iii) accepted professional standards and principles that apply to professionals providing services in such Facility; (iv) federal, state or local laws, rules, regulations or published interpretations or policies relating to the prevention of fraud and abuse, (v) insurance, reimbursement and cost reporting requirements, (vi) government payment program requirements and disclosure of ownership and related information requirements; (vii) requirements of the applicable state department of health or equivalent and all other federal, state, or focal governmental authorities, including without limitation those relating to such Facility’s physical structure and environment, licensing, quality and adequacy of medical care, distribution or pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting, and any other applicable laws, regulations or agreements for reimbursement for the type of care or services provided with respect to such Facility. Tenant will and will cause the operation of each Facility to be in material compliance with the foregoing throughout the Term of the Master Lease.
(iii)    Tenant and each Operating Subtenant is in substantial compliance with the requirements for participation in the Medicare and Medicaid Programs with respect to each Facility that currently participates in such programs, including the Medicare and Medicaid Patient and Program Protection Act of 1987, and has a current provider agreement under Title XVIII and/or XIX of the Social Security Act, which is in full force and effect. The Facilities did not have any deficiencies at level G or above on its most recent survey (standard or complaint), nor has Tenant or the Operating Subtenant been cited with any substandard quality of care deficiencies (as that term is defined in Part 488 of 42 C.F.R) for the past two consecutive surveys. Neither the Facilities nor any other health care facility owned or operated by Tenant or the Operating Subtenants or, except has been disclosed in writing to Landlord, their respective affiliates has been the subject of a “double G” or “immediate jeopardy” determination for the last three years.

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(e)    Except for that certain Declaration of Land Use Restrictive Covenants for Housing Tax Credits in Accordance With Section 42 of the Internal Revenue Code between Cleveland PCH Residential Living, LLC and Mississippi Home Corporation, recorded on December 29, 2004 in Book M257 Page 274 of the records of Bolivar County, Mississippi (the “Declaration of Land Use Restrictive Covenants”), none of the Contracts will be binding upon Buyer after the Closing. Except for defaults cured on or before the date hereof, Seller has not received any written notice of default and is not aware of any conditions or events which would, with the passage of time, constitute a default under the Declaration of Land Use Restrictive Covenants.
(f)    Except for defaults cured on or before the date hereof, neither Seller nor any Operating Subtenant has received any written notice of default under the terms of any of the Contracts.
(g)    Except for violations cured or remedied on or before the date hereof, neither Seller nor any Operating Subtenant has received any written notice from (or delivered any notice to) any governmental authority, including, but not limited to, a Health Care Regulatory Agency and Third Party Payor, regarding any violation of any Laws applicable to the Property and operation of the Property and the operation of an assisted living facility thereon, and Seller does not have knowledge of any such violations. Seller shall cure or comply with, or cause the Operating Subtenant to cure or comply with, prior to Closing, any violation or notice of which Seller or Buyer receives written notice prior to the Closing from any of the foregoing governmental, quasi-governmental or nongovernmental authorities.
(h)    No written or oral notice has been given to Seller by any holder of any mortgage or deed of trust on the Property, by any insurance company which has issued a policy with respect to any of the Property, or by any board of fire underwriters (or other body exercising similar functions), any of which notices claim any defect or deficiency or request the performance of any repairs, alterations or other work to the Property.
(i)     The Tangible Personal Property to be transferred to Buyer is free and clear of liens, security interests and other encumbrances arising by, through or under Seller, except as a result of loan instruments securing a loan that shall be paid in full by Seller at or prior to Closing.
(j)    Except as otherwise provided on Schedule 11(j), to Seller’s knowledge, there are no material defects in the structural elements of the Improvements and all Improvements (including, without limitation, machinery, equipment, electrical, plumbing, heating and air conditioning systems and equipment) located on the Property are in good mechanical working order, condition and repair, and are structurally safe and sound and have no material defect (reasonable wear and tear excepted), and there is no leak or material defect in any roof located upon the Property.
(k)    Neither this Agreement nor the consummation of the transactions contemplated hereby is subject to any first right of refusal or other purchase right in favor of any other person or entity; and apart from this Agreement, Seller has not entered into any written

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agreements for the purchase or sale of the Property, or any interest therein which remain in effect.
(l)    To Seller’s knowledge, the Property and each facility operated thereon are now and has at all times been in compliance with all Laws. Seller has not received any written notice that the Property or the use and occupancy or the operation of the facility thereon violates any Laws. To Seller’s knowledge, the Property contains sufficient parking in compliance with all applicable laws, ordinances, regulations, restrictions, and covenants.
(m)    Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and upon consummation of the transaction contemplated hereby, Buyer will not be required by FIRPTA to withhold from the Purchase Price any withholding tax.
(n)    There are no employees of Seller engaged in the operation or maintenance of the Property, other than those who will continue as employees of Tenant/an Operating Subtenant.
(o)    Seller has not initiated or participated in, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property.
(p)    During the period of Seller’s ownership of the Real Property and Improvements, no Hazardous Substances have been generated, stored, released, treated or disposed of on, under, to, from or about the Real Property or Improvements in violation of any law, rule, legal requirement or regulation applicable to the Property which regulates or controls matters relating to the environment or public health or safety (collectively, “Environmental Laws”), and to Seller’s knowledge, prior to Seller’s ownership of the Real Property and Improvements, no Hazardous Substances have been generated, stored, released, treated or disposed of on, under, to, from or about the Real Property or Improvements in violation of any Environmental Laws. Seller has not received any actual or threatened, written or verbal notice, demand or claim from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority, or any third party, nor is Seller aware of any circumstances that could give rise to any notice, demand or claim, concerning any petroleum product or other Hazardous Substance release, discharge or seepage. As used in this Agreement, the term “Hazardous Substances” shall mean any substance or material which is listed, defined or deemed to be a waste, contaminant or pollutant, or substance or material potentially harmful, hazardous or toxic to human health or safety or the environment pursuant to any Environmental Laws, including but without limitation, petroleum, petroleum based product and any petroleum constituent. To Seller’s best knowledge, there are no underground storage tanks located on the Property. Seller has received no written notice that the Property or any portion thereof contains any form of toxic mold.
(q)    No consent, approval or other action of, or filing on registration with, any governmental agency, commission or office is required on Seller’s behalf with respect to the transaction contemplated herein.

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(r)    No litigation or proceeding before any commission, agency or other administrative authority is pending or threatened against or affecting the Property or the use of the Property or arising out of or by virtue of the ownership or use of the Property. No pending or threatened judicial, municipal, health or administrative proceeding exists which affects the Property or the use of the Property, or in which Seller is or may be a party by reason of the ownership or use of all or any part of the Property.
(s)    Seller has not received any writing notices of any outstanding, cited or proposed deficiencies, sanctions or work orders of any authority related to the Property and the operation of the Property.
(t)    To Seller’s knowledge, all water, sewer, gas, electric, telephone, and other public utilities and all storm water drainage required by law or necessary for the operation of the Real Property (1) either enter the Real Property through open public streets adjoining the Land, or, if they pass through adjoining private land, do so in accordance with valid public or private easements or rights of way which will inure to the benefit of Buyer, (2) are installed, connected and operating, in good condition, with all installation and connection charges paid in full, including, without limitation, connection and the permanent right to discharge sanitary waste into the collector system of the appropriate sewer authority, and (3) are adequate to service the Real Property for the proper operation of the Facility. No moratorium, proceeding or other fact or condition exists which threatens to impair continued furnishing of such services to the Real Property at regular rates and fees. Water and sanitary sewer are public.
(u)    No work has been performed or is in progress at, and no materials have been furnished to, the Real Property which, though not presently the subject of, might give rise to, mechanics’, material suppliers’, or other liens against the same or any portion thereof. If any lien for such work is filed before or after Closing hereunder, Seller shall promptly discharge the same at its cost.
(v)    All books, records, maintenance and service records, rent rolls, bills, invoices and related documentation furnished or made available (or to be made available) by Seller to Buyer are (or when presented, will be) complete, true and correct and fairly present the financial condition, assets and liabilities relating to the Property and the results of operations for such periods, have been prepared in accordance with federal income tax accounting principles consistently maintained since the beginning of the periods covered thereby. There has been no event having a Material Adverse Effect with respect to the operation of the Property since the effective date of the foregoing financial statements.
(w)    Buyer hereby acknowledges that it has an opportunity to inspect the Property as set forth in Section 6 herein, and except as set forth in this Agreement, agrees that the Property will be conveyed at Closing to Buyer in “as-is” condition with no representation or warranties whatsoever, except for those expressly stated in this Agreement or in documents executed and delivered by Seller at Closing. Notwithstanding the foregoing, Seller shall promptly notify Buyer of any change in any condition with respect to the Property or of any event or circumstance which makes any representation or warranty of Seller to Buyer under this Agreement untrue or misleading, or any covenant of Buyer under this Agreement incapable or less likely of being performed, it being understood that Seller’s obligation to provide notice to

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Buyer under this Section shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties or covenants under this Agreement.
(x)    Seller is the sole party owning and/or in control of all certificate of need rights or bed rights, if any, administered by any applicable Health Care Regulatory Agency related to the ownership, operation, maintenance, management, use, regulation, development, expansion or construction of a health care facility at or on the applicable Property, and at Closing Seller shall transfer same to Buyer.
(y)    All information given by Seller to Buyer in this Agreement or in connection with the transactions contemplated hereunder shall be true, complete and accurate in every material respect as of the date hereof and, at the Closing, the foregoing representations and warranties of Seller shall be remade as of the Closing Date. Seller has no knowledge or information of any facts, circumstances, or conditions that are inconsistent with the representations and warranties contained herein. Seller shall promptly inform Buyer in writing if there occurs any (i) change having a Material Adverse Effect with respect to the condition, financial or otherwise, of the Property, or the operation thereof, at any time prior to the Closing Date or (ii) if any information, document, agreement or other material delivered to Buyer is amended, superseded, modified or supplemented.
Section 12.    Buyer’s Representations. Buyer represents and warrants to, and covenants with, Seller that Buyer is duly formed, validly existing and in good standing under the laws of Delaware and is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer. Buyer has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all closing documents to be executed by Buyer have been (or as of Closing will have been) duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder, will result in the violation of any Laws or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.
Section 13.    Conditions to Buyer’s Obligations. All of Buyer’s obligations hereunder (including, without limitation, Buyer’s obligation to pay the Purchase Price, to accept title to the Property and to consummate the Closing) are expressly conditioned on the satisfaction at or before the time of Closing of the following conditions precedent being fully satisfied as of the Closing (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer’s option):
(a)    At Closing, Seller shall deliver possession of the Property to Buyer free and clear of all tenancies and other occupancies except for the Master Lease and the Operating Subleases;

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(b)    Seller shall have timely delivered the items set forth in Section 10 above that Seller is obligated to deliver;
(c)    Buyer shall have received from Title Insurer or any other title insurer approved by Buyer in its judgment and discretion, a current ALTA owner’s form of title insurance policy, or irrevocable and unconditional binder to issue the same, with extended coverage for the Real Property in the amount of the Purchase Price, dated, or updated to, the date of the Closing, insuring, or committing to insure, at its ordinary premium rates, Buyer’s good and marketable title in fee simple to the Real Property and otherwise in such form and with such endorsements as provided in the title commitment approved by Buyer pursuant to Section 6 hereof, subject only to the Permitted Exceptions;
(d)    The Real Property shall have a valid, permanent and unconditional certificate of occupancy (or the equivalent thereof) for the use and occupancy of the Property by Tenant and the Operating Subtenant (to the extent required by applicable law) which shall not contain any contingencies or require any additional work to be completed, and Buyer shall have received a copy of such certificate;
(e)    Each Operating Subtenant shall be in possession of the subpremises demised under each of the Operating Subleases and open for business to the public;
(f)    Between the date hereof and the Closing Date, there shall have been no event having a Material Adverse Effect with respect to the financial or physical condition of the Property or the business operated thereon;
(g)    The municipality in which the Property is located or any other relevant governmental authority issues all certificates, permits and inspection and other approvals that may be required as a condition to the transfer of the Property to Buyer and to continue to operate the Property;
(h)    No later than five (5) business days prior to the Closing Date, Seller shall have obtained an estoppel certificate as to each restrictive covenant, declaration and/or reciprocal easement agreement of record, which estoppel certificate shall: (i) be executed by each party entitled to enforce such document; (ii) confirm that such document is in full force and effect, unmodified except as revealed by the Title Report/Commitment received by Buyer; (iii) confirm that there are no defaults by the Seller and/or the Property under such document; (iv) confirm that there are no outstanding sums owed by the Seller and/or the Property; (v) confirm that there are no outstanding construction or similar obligations of Seller and/or the Property; and (vi) be dated no earlier than thirty (30) days prior to Closing;
(i)    The representations and warranties of Seller contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

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(j)    All Regulatory Approvals shall have been issued and obtained;
(k)    All conditions precedent in favor of Buyer under the Closing Agreement shall have satisfied all conditions and the closing thereunder shall have occurred or occurs simultaneously with the Closing hereunder; and
(l)    Seller shall have delivered to the Title Company, in recordable form, a memorandum of right of first refusal executed by Providence PCC of Grenada, LLC, with respect to the property located at 1855 F S Hill Drive, Grenada, Mississippi 38901.
(m)    Seller shall have recorded or delivered to the Title Company, in recordable form, a release of that certain Land Use Restriction Agreement among Seller, Hancock Bank, as trustee, and Mississippi Home Corporation, as issuer, dated as of December 1, 2006, and recorded on December 14, 2006, in Book M267, Page 722, in the records of Bolivar County, Mississippi.
(n)    If any of the foregoing conditions precedent have not been satisfied as of Closing, Buyer may, in its sole and absolute discretion, either: (i) waive any unsatisfied conditions and proceed to Closing in accordance with the terms and provisions hereof with no deduction from or adjustment of the Purchase Price except for (a) adjustment equal to the amount required to satisfy and discharge of record at or before Closing of any and all liens, judgments or other encumbrances which can be removed by the payment of a fixed and ascertainable amount together with interest and penalties thereon, if any, and together with any additional title insurance costs or premiums imposed by Title Insurer by reason thereof, and (b) the cost of curing any failed condition precedent to the extent reducible to a liquidated sum; (ii) suspend the Closing Date on one or more occasions for a period of time as Buyer shall reasonably determine in order to allow for all of the foregoing conditions precedent to be satisfied, during which period Seller and Buyer shall work cooperatively and with reasonable diligence to satisfy all of said conditions, or (iii) terminate this Agreement by delivering written notice thereof to Seller no later than Closing, upon which termination the Earnest Money shall be refunded to Buyer and Seller shall reimburse Buyer for all title insurance company charges, survey charges, attorneys’ fees and other out-of-pocket costs incurred in connection with the transactions contemplated by this Agreement, all obligations, liabilities and rights of the parties under this Agreement shall terminate.
Section 14.    Conditions to Seller’s Obligations. Seller’s obligation to deliver title to the Property shall be subject to compliance by Buyer with the following conditions precedent on and as of the date of Closing:
(a)    Buyer shall deliver to Seller on the Closing Date the remainder of the Purchase Price, subject to adjustment of such amount pursuant to Section 2 hereof;
(b)    Buyer shall deliver to Seller on or before the Closing the items set forth in Section 10(b) above that Buyer is obligated to deliver; and
(c)    The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of

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Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.
Section 15.    Notices. Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be delivered to the addresses set out in Section 1, or at such other addresses as specified by written notice delivered in accordance herewith, only by one of the following means: (i) delivered in person, (ii) deposited in the United States mail, registered or certified, return receipt requested, (iii) deposited with a nationally recognized overnight courier for next business day delivery, or (iv) by electronic mail. Notices shall be deemed delivered and received (A) on the date of delivery if delivered in person, (B) upon receipt if deposited by United States mail, registered or certified as provided above, (C) on the date of deposit with a nationally recognized overnight courier as provided above and (D) upon transmission of the electronic mail, provided that a copy of said notice also is sent via one of the means listed in subclauses (i) through (iii) of this Section. Notices may be given on a party’s behalf by its attorney.
Section 16.    Seller Covenants. Seller agrees that, with respect to each of the Properties it: (a) shall continue to operate and manage each Property in a prudent and businesslike manner and in the same manner in which Seller has previously operated and managed the Property, and in doing so, Seller shall not take any action, or fail to take any action which would cause the Property to be operated, managed and maintained (1) in violation or continued violation of any Laws, (2) in a manner the result of which would have a Material Adverse Effect on the Property or Buyer’s ability to lease to a tenant to continue the operation thereof after the Closing in substantially the same manner as now conducted, or (3) which would cause any of the representations and warranties of Seller contained in this Agreement to be incorrect, incomplete or misleading in any material respect as of the Closing; (b) shall make all necessary repairs and replacements required to keep the Property in good repair and working order and in substantially the same condition as the date hereof; (c) shall maintain in full force and effect all insurance policies in place with respect to the Property as of the Effective Date; (d) shall not, without Buyer’s prior written consent: (i) amend the current leases of the Property in any manner, nor enter into any new lease, license agreement or other occupancy agreement with respect to the Property; (ii) consent to an assignment of the current leases of the Property or a sublease of the premises demised thereunder or a termination or surrender thereof; (iii) terminate the current leases of the Property nor release any guarantor of or security for any of the current leases of the Property; and/or (iv) cause, permit or consent to an alteration of the Real Property unless such consent is non-discretionary); and (e) shall timely perform all of Seller’s obligations under the current leases of the Property and the Contracts, under all governmental approvals, and under all other agreements relating to the Property including, without limitation, the Declaration of Land Use Restrictive Covenants; and Seller shall comply with all Laws affecting the Property, and duly and timely file all tax reports required to be filed by Seller and promptly pay when due all federal, state and local taxes and assessments, charges, fees, interest and penalties levied on Seller or the Property. Seller shall promptly inform Buyer in writing of any event having a

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Material Adverse Effect with respect to Seller’s ownership, use, occupancy or maintenance of the Property, whether insured or not.
Section 17.    Bulk Transfer Tax Clearance. The parties acknowledge that the laws of the state in which the Property is located may require that, as a result of the sale of the Property to Buyer, certain governmental agencies or authorities be notified in advance of the Closing Date, of the proposed assignment and transfer of the Property by Seller to Buyer, and further may require that Seller (and in certain circumstances, Seller’s direct or indirect owners) obtain and/or deliver to Buyer a clearance certificate evidencing the payment by Seller of certain taxes and assessments. Seller will timely give such applicable notices (if any) to such governmental agencies or authorities, in advance of Closing, as required under such laws, and shall use their its best efforts to promptly obtain and deliver to Buyer such applicable clearance certificates, if any, by the Closing Date. The parties further acknowledge that, as a result of procedures for the administration of applications for such clearance certificate, and anticipated delays therein, it may not be possible for Seller to obtain and deliver such clearance certificate as of the Closing Date, or for some period of time thereafter. Seller shall nevertheless deliver to Buyer at Closing evidence reasonably acceptable to Buyer and to the Title Insurer that such applicable notices (in proper form) have been timely delivered and, if such notices are statutorily required, that all tax returns for periods prior to the tax fiscal year(s) in which the Closing occurs have been filed with and all taxes paid to all applicable governmental authorities. Seller also shall promptly request and upon receipt (but at least three (3) business days before the Closing Date) deliver to Buyer a Tax Lien Certificate, issued by the Department of Revenue of the State in which the Property is located evidencing that no liens or claims for unpaid taxes have been assessed against Seller or the Property. Seller agrees to act in good faith and with reasonable diligence to apply for, obtain and (upon receipt) deliver to Buyer (with copies to the Title Insurer) all statutorily required clearance certificates at or as soon after the Closing Date as is reasonably possible. If any such clearance certificate is not available at the Closing, the failure to deliver such clearance certificate shall not constitute a deficiency in the quality of title that Seller is required by this Agreement to convey, provided that the Title Insurer shall raise no exception therefor in the title policy, and provided further that (i) no liens or claims for unpaid taxes shall then have been assessed against Seller or the Property, and (ii) Seller delivers to the Title Insurer and Buyer at Closing a written indemnification agreement in form and content, and issued by Seller and/or a party, reasonably acceptable to Buyer and its counsel relating to liabilities that may arise against Buyer and the Property as a result of the Seller’s failure to obtain and deliver such clearance certificates as of the Closing.
Section 18.    Computation of Time; Performance on Business Days. In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday or a Holiday, in which event the period runs until the end of the next day which is not a Saturday, Sunday or such Holiday. The term “business day” shall mean Monday through Friday, except for a Holiday. The term “Holiday” shall mean Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and New Year’s Day and any other day in which a majority of federal or national banks are not open for business. All references to a period of days herein shall be deemed to refer to calendar days unless the term “business day” is used.

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Section 19.    Entire Agreement; Modification. This Agreement and the Closing Agreement constitute the entire agreements among the parties hereto and no modification of this Agreement shall be binding unless in writing and signed by Seller and Buyer. No signature of Title Insurer shall be required to amend this Agreement except for an amendment modifying the terms of Section 8 of this Agreement. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof. Any rule of construction which provides that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.
Section 20.    Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, at any time or to any extent, then the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law
Section 21.    Applicable Law. This Agreement shall be construed under the laws of the State in which the Property is located, without giving effect to any state’s conflict of laws principles.
Section 22.    Broker’s Commissions. Buyer and Seller each hereby represent that, except for the Broker listed herein, there are no other brokers involved or that have a right to proceeds in this transaction. Seller shall be responsible for payment of commissions to the Broker pursuant to a separate written agreement executed by Seller. Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys’ fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party (except that Buyer shall have no obligations hereunder with respect to any claim by Broker). The representations, warranties and indemnity obligations contained in this section shall survive the Closing or the earlier termination of this Agreement.
Section 23.    Assignment. Buyer may assign its rights under this Agreement, provided, however, that no such assignment shall relieve Buyer of any of its obligations hereunder. If this Agreement relates to more than one Property, Buyer may assign this Agreement in part with respect to individual Properties to facilitate the acquisition of each Property by a separate entity formed by Buyer with respect to each Property.
Section 24.    Attorneys’ Fees. In any action between Buyer and Seller as a result of a party’s failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s attorneys’ fees, expenses and court costs incurred in such action.
Section 25.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and

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delivered to the other party. Signatures on this Agreement which are transmitted electronically shall be valid for all purposes; provided, however, any party shall deliver an original signature on this Agreement to the other party upon request.
Section 26.    Anti-Terrorism; OFAC. Neither Buyer or Seller, nor any of their affiliates, are in violation of any Anti-Terrorism Law (as hereinafter defined) or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. “Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including: Executive Order No. 13224; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or may hereafter be, renewed, extended, amended or replaced; the applicable laws comprising or implementing the Bank Secrecy Act; and the applicable laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing may from time to time be amended, renewed, extended, or replaced).
Section 27.    Buyer’s Disclosures. Seller acknowledges that Buyer is, and/or may assign this Agreement to one or more subsidiaries of, an entity that is a Real Estate Investment Trust and that, as such, it may be subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publicly file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation.
Section 28.    No Third Party Beneficiaries. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN TO THE CONTRARY, THERE ARE NO THIRD PARTY BENEFICIARIES TO THIS AGREEMENT, AND, ACCORDINGLY, NO THIRD PARTY (INCLUDING, WITHOUT LIMITATION, ANY BROKER) SHALL HAVE THE RIGHT TO ENFORCE THIS AGREEMENT FOR THE BENEFIT OF SUCH THIRD PARTY OR AGAINST THE INTERESTS OF BUYER OR SELLER. EITHER OF SELLER OR BUYER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING BROUGHT BY ANY SUCH THIRD PARTY AGAINST SELLER OR BUYER IN CONNECTION WITH THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THE PARTIES’ INTENTIONS.
Section 29.    Time of Performance. Time is of the essence of this Agreement.
Section 30.    Further Assurances. Each party hereto agrees that, from and after the Closing, upon the reasonable request of the other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions (without cost or liability to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement, including, but not limited, to the effective consummation of the transactions contemplated under the provisions of this Agreement. The provisions of the Section 32 shall survive Closing.

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Section 31.    Consequential Damages. Neither Seller nor Buyer shall be entitled to recover (and in no event shall either party be responsible for) lost profits or consequential, special or any other indirect damages arising from this Agreement or either party’s obligations under this Agreement.
Section 32.    Jury Waiver. BUYER AND SELLER EACH DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY BUYER OR SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO AND ACCEPT THIS AGREEMENT AND SHALL SURVIVE THE CLOSING OF TERMINATION OF THIS AGREEMENT.
Section 33.    Cooperation with S-X 3-14 Audit and Comfort Letter. Seller acknowledges that Buyer intends to assign all of its rights, title and interest in and to this Agreement, and that the assignee may be affiliated with a publicly registered company (“Registered Company”) promoted by Buyer. Seller acknowledges that it has been advised that if the Buyer is affiliated with a Registered Company, the assignee may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “stub period”) for the Property. To assist the assignee in preparing the SEC Filings, the Seller covenants to provide the assignee with the following during the Due Diligence Period and for one (1) year thereafter: (i) access to bank statements for the Audited Year and stub period; (ii) rent roll as of the end of the Audited Year and stub period; (iii) operating statements for the Audited Year and stub period; (iv) access to the general ledger for the Audited Year and stub period; (v) cash receipts schedule for each month in the Audited Year and stub period; (vi) access to invoices for expenses and capital improvements in the Audited Year and stub period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Year and stub period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and stub period; (xi) copies of accounts receivable aging as of the end of the Audited Year and stub period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and stub period; (xii) signed representation letter in the form attached hereto as Schedule “33-A” (“Representation Letter”), (xiii) to the extent necessary, a signed audit letter in the form attached hereto as Schedule “33-B”(“Audit Letter”), and (ix) to the extent necessary, a comfort letter in the form reasonably requested by Buyer. Seller also agrees to deliver a signed Representation Letter and signed Audit Letter to Buyer within five (5) business days prior to Closing, and such delivery shall be a condition to Closing so long as such Representation Letter and Audit Letter are requested from Seller within ten (10) days after the Effective Date. The provisions of this Section 33 shall survive Closing.

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Section 34.    EXHIBITS. The following exhibits are attached to this Agreement and are incorporated into this Agreement by this reference and made a part hereof for all purposes:
Schedule 1    List of Properties and Seller Name
Schedule 2    Licensed Bed Capacity of each Facility
Schedule 11c    Schedule of Litigation
Schedule 11j    Required Repairs
Schedule 33A    Form of Representation Letter
Schedule 33B    Form of Audit Letter
Exhibit A    Legal Description of Land
Exhibit B    Seller Deliverables
Exhibit C    Form of Bill of Sale
Exhibit D    Form of Assignment of Intangible Property
Exhibit E    Form of Security Agreement
Exhibit F    Form of Master Lease

The remainder of this page is intentionally blank. Signatures follow on the next page.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first set forth above.

SELLER:
PROVIDENCE PCC OF BATESVILLE, LLC, a Mississippi limited liability company

By: /s/ Stephen M. Downing
Name: Stephen M. Downing
Title: Managing Member
Date: /s/ 08/18/14

CLEVELAND PCH RESIDENTIAL LIVING, LLC, a Mississippi limited liability company

By: /s/ Stephen M. Downing
Name: Stephen M. Downing
Title: Managing Member
Date: /s/ 08/18/14

BUYER: GAHC3 DELTA VALLEY ALF PORTFOLIO, LLC, a Delaware limited liability company
By:          Griffin-American Healthcare REIT III Holdings, LP,
                a Delaware limited partnership,
                Its Sole Member,

                By:          Griffin-American Healthcare REIT III, Inc.,
                                a Maryland corporation,
                                Its General Partner,

                                By: /s/ Danny Prosky
                                Name: Danny Prosky
                                Title: President and Chief Operating Officer

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT RELATING TO TITLE INSURER AND THE EARNEST MONEY.

TITLE INSURER:
FIRST AMERICAN TITLE INSURANCE COMPANY
By:      /s/ Brian M. Serikaku
Name:     /s/ Brian M. Serikaku
Title:      /s/ Escrow Officer
Date:      /s/ August 18, 2014